Exhibit 10.27

DOMINION ENERGY, INC.

2021 GOAL-BASED STOCK AWARD AGREEMENT

THIS AGREEMENT, dated February 16, 2021, between Dominion Energy, Inc., a Virginia corporation (the “Company”) and [Insert Name] (“Participant”), is made pursuant and subject to the provisions of the Dominion Energy, Inc. 2014 Incentive Compensation Plan and any amendments thereto (the “Plan”).  All terms used in this Agreement that are defined in the Plan have the same meaning given to such terms in the Plan.

1.Goal-Based Stock Award.  Pursuant to the Plan, [Insert Number] shares of Goal-Based Stock (“Target Amount”) were awarded to the Participant on February 16, 2021 (“Date of Grant”), subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Agreement and Exhibit A attached hereto. Goal-Based Stock is Company Stock that will be issued if the Performance Goals set forth in Section 4 for the Performance Period are fulfilled. The actual number of shares of Goal-Based Stock that may be issued may be from 0% to 200% of the Target Amount, depending on the achievement of the Performance Goals. The Performance Period for purposes of this Agreement is the period beginning on January 1, 2021 and ending on December 31, 2023.

2.Performance Achievement and Time of Goal-Based Stock Issuance.  Upon the completion of the Performance Period, the Committee will determine the final achievement of the Performance Goals described in Section 4. The Company will then calculate the final number of Goal-Based Stock shares to be issued based on such Performance Goal achievement. Except as provided in Section 5(b) or 6, the appropriate number of Goal-Based Stock shares will be issued to the Participant at a time determined by the Committee, but not later than March 15, 2024.

3.Forfeiture.  Except as provided in Paragraphs 5 or 6, the Participant will forfeit any and all rights in the Goal-Based Stock if the Participant’s employment with the Company or a Dominion Company terminates for any reason before the end of the Performance Period.

4.Performance Goals.   Issuance of Goal-Based Stock shares will be based on the Performance Goal achievement of the Performance Criteria described in this Section 4 and further defined in Exhibit A.

a.TSR Performance.  Total Shareholder Return (TSR) Performance will determine fifty percent (50%) of the Target Amount (“TSR Percentage”).  Relative TSR Performance is defined in Exhibit A.  The percentage of the TSR Percentage of Goal-Based Stock shares that will be issued, if any, is based on the following table:

Relative

TSR PerformancePercentage Payout

Percentile Rankingof TSR Percentage

85th or above200%

50th100%

25th  50%

Below 25th0%

To the extent that the Company’s Relative TSR Performance ranks in a percentile between the 25th and 85th percentile in the table above, then the TSR Percentage payout will be interpolated between the corresponding TSR Percentage payout set forth above.  In addition to the foregoing payments, and regardless of the Company’s Relative TSR Performance,  the following may be earned: (i) an additional payment of 25% of the TSR Percentage will be made if the Company’s Price-Earnings Ratio (as defined in Exhibit A) is at or above the 50th percentile and below the top third of the group of companies (inclusive of the Company) used to measure Relative TSR Performance in accordance with Exhibit A hereto, or (ii) an additional payment of 50% of the TSR Percentage will be made if the Company’s Price-Earnings Ratio is at or above the top third of the group of companies (inclusive of the Company) used to measure Relative TSR Performance in accordance with Exhibit A hereto (the “Performance Adder”).  The Committee may reduce or eliminate payment of the Performance Adder in its sole discretion.

The overall percentage payment under the entire Award may not exceed 200% of the Target Amount.

b.ROIC Performance.  Return on Invested Capital Performance (“ROIC Performance”) will determine fifty percent (50%) of the Target Amount (“ROIC Percentage”).  ROIC Performance is defined in Exhibit A.  The percentage of the ROIC Percentage that will be paid out, if any, is based on the following table:

                   Percentage Payout

ROIC Performance of ROIC Percentage

7.22% and above200%

6.71%125%

6.55%100%

6.22%50%

Below 6.22%0%

To the extent that the Company’s ROIC Performance is greater than 6.22% and less than 6.55%, the ROIC Percentage payout will be interpolated between the applicable Percentage Payout of ROIC Percentage range set forth above. To the extent that the Company’s ROIC Performance is greater than 6.55% and less than 6.71%, the ROIC Percentage payout will be interpolated between the applicable Percentage Payout of ROIC Percentage range set forth above. To the extent that the Company’s ROIC Performance is greater than 6.71% and less than 7.22%, the ROIC Percentage payout will be interpolated between the applicable Percentage Payout of ROIC Percentage range set forth above.

5.Retirement, Involuntary Termination without Cause, Death or Disability.

a.Retirement or Involuntary Termination without Cause.  Except as provided in Section 6, if the Participant Retires (as such term is defined in Section 9(b) below) during the Performance Period or if the Participant’s employment is involuntarily terminated by the Company or a Dominion Company without Cause (as defined in the Employment Continuity Agreement between the Participant and the Company) during the Performance Period and the Participant would have been eligible for a payment if the Participant had remained employed until the end of the Performance Period, the Participant will receive a pro-rated payout of the Participant’s Goal-Based Stock Award equal to the number of Goal-Based Stock shares the Participant would have received had the

Participant remained employed until the end of the Performance Period, multiplied by a fraction, the numerator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the first day of the calendar month coinciding with or immediately following the date of the Participant’s Retirement or termination of employment, and the denominator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the last day of the Performance Period.  Shares will be issued after the end of the Performance Period at the time provided in Section 2 based on the Performance Goal achievement approved by the Committee.  If the Participant Retires, however, no shares will be issued if the Company’s Chief Executive Officer in his sole discretion (or, if the Participant is the Company’s Chief Executive Officer or Executive Chairman, the Committee in its sole discretion) determines that the Participant’s Retirement is detrimental to the Company. Any potential shares of Goal-Based Stock not issued in accordance with the terms of this Paragraph 5(a) will be forfeited.

b.Death or Disability.  If, while employed by the Company or a Dominion Company, a Participant dies or becomes Disabled (as defined in Section 9(b) below) during the Performance Period, a number of Goal-Based Stock shares will be issued to the Participant or the Participant’s Beneficiary equal to the product of (i) and (ii) where:

(i)is the number of shares that would be issued based on the predicted performance used for determining the compensation cost recognized by the Company for this Goal-Based Stock Award for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the event; and

(ii)is a fraction, the numerator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the first day of the calendar month coinciding with or immediately following the date of the Participant’s death or Disability, and the denominator of which is the number of whole months from the first day of the calendar month coinciding with or immediately preceding the Date of Grant to the last day of the Performance Period.

Any potential shares of Goal-Based Stock not issued in accordance with the terms of this Section 5(b) will be forfeited.  Goal-Based Stock shares will be issued as soon as administratively feasible (and in any event within sixty (60) days) after the date of the Participant’s death or Disability.

6.Qualifying Change of Control.  Upon a Qualifying Change of Control prior to the end of the Performance Period, provided the Participant has remained continuously employed with the Company or a Dominion Company from the Date of Grant to the date of the Qualifying Change of Control, a number of the Goal-Based Stock shares will be issued to the Participant equal to the greater of (i) the Target Amount or (ii) the number of shares that would be issued at the end of the Performance Period if the predicted performance used for determining the compensation cost recognized by the Company for this Award for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the Qualifying Change of Control was the actual performance for the Performance Period (in either case, the “COC Payout Amount”).  The Goal-Based Stock shares will be issued on or as soon as administratively feasible (but in any event within sixty (60) days)

following the Qualifying Change of Control date. If a Qualifying Change of Control occurs prior to the end of the Performance Period and after a Participant has Retired or been involuntarily terminated without Cause pursuant to Section 5(a) above, then the Participant will receive a pro-rated payout of the Participant’s Goal-Based Stock Award, equal to the COC Payout Amount multiplied by the fraction set forth in Section 5(a) above, with shares being issued on or as soon as administratively feasible (but in any event within sixty (60) days) after the Qualifying Change of Control date. Any potential shares of Goal-Based Stock not issued in accordance with the terms of this Section 6 will be forfeited.

7.Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, if the Participant’s employment with the Company or a Dominion Company is terminated for Cause (as defined by the Employment Continuity Agreement between the Participant and the Company), the Participant will forfeit all rights to Goal-Based Stock shares awarded pursuant to this Agreement.

8.Clawback of Award Payment.

a.

Restatement of Financial Statements.  If the Company’s financial statements are required to be restated at any time within a two (2) year period following the end of the Performance Period as a result of fraud or intentional misconduct, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to recover all or a portion of the issued (vested) shares from the Participant if the Participant’s conduct directly caused or partially caused the need for the restatement.

b.

Fraudulent or Intentional Misconduct.  If the Company determines that the Participant has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Participant’s duties at the Company, the Committee may, in its discretion, based on the facts and circumstances surrounding the misconduct, direct the Company to withhold issuance of all or a portion of the Goal-Based Stock shares granted pursuant to this Agreement, or if shares have been issued, to recover all or a portion of the shares from the Participant.

c.

Recovery of Payout.  The Company reserves the right to recover a Goal-Based Stock Award payout pursuant to this Section 8 by (i) seeking recovery of the vested shares from the Participant; (ii) reducing the amount that would otherwise be payable to the Participant under another Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions.

d.

No Limitation on Remedies.   The Company’s right to recover Goal-Based or issued shares pursuant to this Section 8 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline a Participant’s misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

e.

Subject to Future Rulemaking.  The Goal-Based Stock granted under this Agreement is subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder and that the Company determines should apply to this Agreement.

9.Terms and Conditions.

a.

Nontransferability; No Shareholder Rights.  Except as provided in Section 5, this award of Goal-Based Stock is not transferable and is subject to a substantial risk of forfeiture until the end of the Performance Period. A Participant shall have not have any rights as a shareholder with respect to the shares of Goal-Based Stock that may be issued under this Agreement unless and until such shares have actually been issued to the Participant after the end of the Performance Period as provided herein.

b.Certain Definitions.

(i)Retirement.  For purposes of this Agreement, the term Retire or Retirement means a voluntary termination of employment on a date when the Participant is eligible for early or normal retirement benefits under the terms of the Company Pension Plan (as defined below), or would be eligible if any crediting of deemed additional years of age or service applicable to the Participant under a supplemental retirement plan of the Company was applied under the Company Pension Plan, as in effect at the time of the determination, or, for a Participant who is not eligible to participate in a Company Pension Plan, a voluntary termination of employment on or after age 55, unless (in each case) the Company’s Chief Executive Officer in his sole discretion (or, if the Participant is the Company’s Chief Executive Officer or Executive Chairman, the Committee in its sole discretion) determines that the Participant’s retirement is detrimental to the Company. “Company Pension Plan” means the applicable pension plan of the Company or its subsidiaries, if any, in which the Participant is eligible to participate as of the Date of Grant, which may include either the Dominion Energy Pension Plan or the SCANA Corporation Retirement Plan or any successor thereto, but excluding the cash balance portion of any such plan.

(ii)Disabled or Disability. For purposes of this Agreement, the term “Disabled” or “Disability” means a disability as defined under Treasury Regulation Section 1.409A-3(i)(4). The Committee will determine whether or not a Disability exists and its determination will be conclusive and binding on the Participant.

c.	Delivery of Shares.

(i)Share Delivery.  Within the applicable time periods after the end of the Performance Period or after the occurrence of an event described in Sections 5 or 6 as described above, the Company will deliver to the Participant (or in the event of the Participant’s death, the Participant’s Beneficiary) the appropriate number of shares of Company Stock.

(ii)Withholding of Taxes.  No Company Stock will be delivered until the Participant (or the Participant’s Beneficiary) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the "Applicable Withholding Taxes") or the Participant and the Company have made satisfactory arrangements for the payment of such taxes.  Unless the Participant makes an alternative election, the Company will retain the number of shares of Goal-Based Stock (valued at their Fair Market Value) required to satisfy the Applicable Withholding Taxes.  As an alternative to the Company retaining shares, the Participant or the Participant’s Beneficiary may elect to (i) deliver Mature Shares (valued at their Fair Market Value) or (ii) make a cash payment to satisfy Applicable Withholding Taxes.

d.	Fractional Shares. Fractional shares of Company Stock will not be issued.

e.

No Right to Continued Employment.  This Agreement does not confer upon the Participant any right with respect to continuance of employment by the Company, nor will it interfere in any way with the right of the Company to terminate the Participant's employment at any time.

f.

Change in Capital Structure.  The number and fair market value of shares of Goal-Based Stock awarded by this Agreement will be automatically adjusted as provided in Section 18(a) of the Plan if the Company has a change in capital structure.

g.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, other than its choice of law provisions.

h.	Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan will govern.

i.

Participant Bound by Plan.  By accepting this Agreement, Participant hereby acknowledges receipt of a copy of the prospectus and Plan document accessible on the Company Intranet and agrees to be bound by all the terms and provisions thereof.

j.	Binding Effect. This Agreement will be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

k.

Performance Goal Adjustments.  Pursuant to Section 10(c) of the Plan, the Committee may at any time, in its sole discretion, remove or revise any performance goals or other performance objectives for this Goal-Based Stock Award. The Committee may exercise negative discretion to reduce payments under this Agreement as it deems appropriate.

l.	Deferred Payouts. If a Participant who has become entitled to a payout of his or her Goal-Based Stock award has previously elected to defer receipt of all or a portion of the shares of Goal-Based Stock under the Dominion Energy, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”), then, in lieu of issuing shares to the Participant as otherwise described in this Agreement, the shares of Goal-Based Stock (or applicable portion thereof) will be credited to the Participant’s book-entry account under the Deferred Compensation Plan as of the date such shares would otherwise have been issued to the Participant.

m.

Section 409A. This Agreement and the Goal-Based Stock award arrangement described herein is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and shall be interpreted to the maximum extent possible in accordance with such intent. To the extent necessary to comply with Code Section 409A, no payment will be made earlier than six months after a Participant’s termination of employment other than for death if the Award is subject to Code Section 409A and the Participant is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)).

EXHIBIT A

DOMINION ENERGY, INC.

2021 GOAL-BASED STOCK AWARD AGREEMENT

PERFORMANCE CRITERIA

Total Shareholder Return

Relative TSR Performance will be measured based on where the Company’s total shareholder return during the Performance Period ranks in relation to the total shareholder returns of the companies that are members of the Company’s compensation peer group as of the Date of Grant as set forth below (the “Comparison Companies”):

Ameren Corporation Exelon Corporation

American Electric Power Company FirstEnergy Corporation

CenterPoint EnergyNextEra Energy

CMS Energy Corporation NiSource Incorporated

Consolidated Edison CompanyPublic Service Enterprise Group

Duke Energy Corporation Southern Company

Edison InternationalWEC Energy Group

Entergy Corporation Xcel Energy

Eversource Energy

The Comparison Companies shall be adjusted during the Performance Period as follows:

(i)

In the event of a merger, acquisition or business combination transaction of a Comparison Company with or by another Comparison Company, effective upon the public announcement of the transaction, the surviving entity shall remain a Comparison Company and the non-surviving entity shall cease to be a Comparison Company (provided that, if the proposed transaction is subsequently terminated before the Relative TSR Performance is calculated, then the non-surviving company shall be retroactively reinstated as a Comparison Company);

(ii)    If it is publicly announced that a Comparison Company will be acquired by another company that is not a Comparison Company, or in the event a “going private transaction” is publicly announced where the Comparison Company will not be the surviving entity or will otherwise no longer be publicly traded, the company shall cease to be a Comparison Company as of the date such announcement is made (provided that, if the proposed transaction is subsequently terminated before the Relative TSR Performance is calculated, then the company shall be retroactively reinstated as a Comparison Company);

(iii)

In the event of a spinoff, divestiture, or sale of a substantial portion of assets of a Comparison Company, the Comparison Company shall no longer be a Comparison Company if the company’s reported revenue (in its GAAP accounts) for the four most recently reported quarters ending on or before the last day of the Performance Period falls below 40% of Dominion Energy’s reported revenue (in its GAAP accounts) for the four most recently reported quarters on or before the last day of the Performance Period; and

i

(iv)

In the event of a bankruptcy of a Comparison Company, such company shall remain a Comparison Company and its stock price will continue to be tracked for purposes of Relative TSR Performance. If the company liquidates, it will remain a Comparison Company and its stock price will be reduced to zero for the remaining Performance Period.

Total shareholder return consists of the difference between the value of a share of common stock at the beginning (the volume-weighted average price (VWAP) of the first 20 trading days of the Performance Period) and end (the VWAP of the last 20 trading days of the Performance Period), plus the value of gross dividends paid as if reinvested in stock and other appropriate adjustments for such events as stock splits. For purposes of TSR Performance, the total shareholder return of the Company and the Comparison Companies will be calculated using data from Bloomberg or another comparable source. As soon as practicable after the completion of the Performance Period, the total shareholder returns of the Comparison Companies will be calculated and ranked from highest to lowest by the Committee.  The Company’s total shareholder return will then be ranked in terms of which percentile it would have placed in among the Comparison Companies.

Price-Earnings Ratio

“Price-Earnings Ratio” for the Company and each of the Comparison Companies means the forward price-earnings ratio (i.e. the share price on the last day of the Performance Period divided by the expected earnings per share for the year following the end of the Performance Period) reported as of the last day of the Performance Period as sourced from FactSet or such other financial data provider as the Committee may determine. The expected earnings per share will be the mean of relevant analyst recommendations.  Price-Earnings Ratio performance will be measured based on where the Company’s Price-Earnings Ratio ranks in relation to the Price-Earnings Ratios of the Comparison Companies. As soon as practicable after the completion of the Performance Period, the Price-Earnings Ratios of the Comparison Companies will be determined and ranked from highest to lowest by the Committee. The Company’s Price-Earnings Ratio will then be ranked in terms of which percentile it placed in among the Comparison Companies.

Return on Invested Capital

Return on Invested Capital (ROIC)

The following terms are used to calculate ROIC for purposes of the 2021 Goal-Based Stock Award:

ROIC means Total Return divided by Average Invested Capital.  Performance will be calculated for the three successive fiscal years within the Performance Period, added together and then divided by three to arrive at an annual average ROIC for the Performance Period.

Total Return means Operating Earnings plus After-tax Interest & Related Charges, determined for each of the three successive fiscal years within the Performance Period.

Operating Earnings means operating earnings as disclosed on the Company’s earnings report furnished on Form 8-K for the applicable fiscal year.

ii

Subject to the Committee’s authority to make adjustments to the ROIC calculation below, Operating Earnings will be calculated excluding material impacts associated with legislative actions and/or regulatory outcomes/orders that were not included in the projection on which the original ROIC calculation was based at the time of the grant.

Average Invested Capital means the Average Balances for Long & Short-term Debt plus Preferred Equity plus Common Shareholders’ Equity.  The Average Balances for a year are calculated by performing the calculation at the end of each quarter during the fiscal year (including in the fiscal year’s opening balance sheet) and then averaging those amounts over five quarters.  Long and short-term debt shall be as reported in the Company’s consolidated balance sheet prepared under GAAP, net of cash and cash equivalents.

Average Invested Capital will be calculated by excluding (i) accumulated other comprehensive income/(loss) from Common Shareholders’ Equity (as shown on the Company’s financial statements); (ii) impacts from changes in accounting principles that were not prescribed as of the Date of Grant;  (iii) the effects of incremental impacts from non-operating gains or losses during the Performance Period, as disclosed on the Company’s earnings report furnished on Form 8-K, that were not included in the projection on which the original ROIC calculation was based at the time of the grant; and (iv) subject to the Committee’s authority to make adjustments to the ROIC calculation below, equity/balance sheet impacts associated with legislative actions and/or regulatory outcomes/orders that were not included in the projection on which the original ROIC calculation was based at the time of the grant.

Notwithstanding the foregoing, the Committee has full discretion to review and make appropriate adjustments to the calculation of ROIC based on legislative actions, regulatory outcomes/orders, mergers, acquisitions, divestitures, abandonment (write off) of assets, or other circumstances not contemplated when this grant was developed.

iii